FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                          of the Securities Act of 1934

        Date of Report (Date of earliest event reported) January 11, 2006
                                                         ----------------

                        ACROSS AMERICA REAL ESTATE CORP.
                  --------------------------------------------
        (Exact Name of Small Business Issuer as specified in its charter)


        Colorado              000-50764                20-0003432
     ---------------         ----------         --------------------------
     (State or other         (Commission        (IRS Employer File Number)
     jurisdiction of         File No.)
     incorporation)


           1660 Seventeenth Street, Suite 450, Denver, Colorado 80202
           -----------------------------------------------------------
           (Address of principal executive offices including zip code)


                                 (303) 893-1003
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


          ------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

| | Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

| | Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

| | Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

| | Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

                                    FORM 8-K
                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                          of the Securities Act of 1934

References in this document to "us," "we," or "the Company" refer to Across America Real Estate Corp. and its subsidiaries.


Item 8.01 Other Events.


            AARD Signs Letter of Intent for an Additional $10 million (Completion Brings Up to $30 million in Project Financing)

DENVER, COLORADO, January 11th, 2006 - Across America Real Estate Corp. (AARD.OB) ("Across America") a 100% finance partner to retail developers and franchisees announced it has signed two non-binding letters of intent each for $10 Million in funding, which, if both completed, would make up to $30 million in capital available for Across America to deploy to provide 100% financing to its single pad triple net developers and national retailers.

"Across America Real Estate is excited to enter into these two non-binding agreements each for an additional $10 million dollars of funding to expand current business operations with the goal of increasing revenues and net profits." said Alex Lagerborg, President and CEO of Across America Real Estate. "This additional capital would be divided in each case into $7 Million Dollars of senior subordinated notes and $3 Million Dollars in convertible preferred stock. The rate of the senior subordinated notes will float over the ten year Treasury Note and the convertible preferred stock will have a conversion price at $3.00 per share, without a provision to reset the price at a lower value per share in the future." Lagerborg continued "This funding allows us to apply the model we have built and multiply it several times over and would help to support over $25 Million in current construction financing to build small box developments."

This funding, if completed, would provide Across America with Ten Million Dollars of senior subordinated debt from GDBA Investments LLLP, which at the present is all subordinated debt and will be recast as Seven Million Dollars in senior subordinate debt, and Three Million Dollars as convertible preferred stock whose terms will mirror the terms and conditions of the new capital and an additional Ten Million Dollars, from an undisclosed source for Seven Million Dollars in senior subordinate debt, with Three Million Dollars as convertible preferred stock. The current Ten Million Dollars of senior debt from Vectra Bank of Colorado would remain in place.

Across America has served national retailers such as Lone Star Steakhouse and Saloon, International House of Pancakes, Checker Auto Parts, Family Dollar Store, Advance Auto Parts, Grease Monkey International, and other single pad, triple net, small box retailers.


About Across America Real Estate Corp.

Based in Denver, Colorado, Across America Real Estate Corp. (AARD.OB) partners with national retailers and their developers to provide 100% financing for rapid retail expansion. The Company operates in the niche that is small pad retail market in the commercial real estate industry. Across America provides guidance and creates financing solutions for increasing retail productivity and profit. Please visit us at our website www.aard.us

For more information please contact:



    Alexander V. Lagerborg                       James W. Creamer III
    Across America Real Estate                   Across America Real Estate
    303.893.1003                                 303.893.1003
    alagerborg@aard.us                           jcreamer@aard.us

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward- looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in AARD's Securities and Exchange Commission filings; completion of due diligence and certain other pre-closing conditions for all incomplete transactions; economic downturns affecting the operations of AARD, its subsidiaries or proposed transactions; the inability to initiate or complete any transaction; adverse financial performance by AARD or any of its subsidiaries; adverse equity market conditions and declines in the value of AARD common stock; and the unavailability of financing to complete management's plans and objectives. The forward-looking statements contained in this press release speak only as of the date hereof and AARD disclaims any intent or obligation to update these forward-looking statements.



                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Across America Real Estate Corp.


Dated: January 11, 2006       By    /s/   Alexander V. Lagerborg
                                   ---------------------------------
                                   Alexander V. Lagerborg,
                                   Chief Executive Officer